Exhibit 10.69

Execution Version

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (“Contract”) is entered into as of the 21st day of January, 2009 (the “Effective Date”) by and between Chesapeake Land Development Company, L.L.C., an Oklahoma limited liability company (“Seller”), and Apple Nine Ventures, Inc., a Virginia corporation (“Purchaser”).

In consideration of the mutual covenants set forth in this Contract and for other valuable consideration, which the parties acknowledge receiving, Seller and Purchaser agree as follows:

Section 1. Sale and Purchase.

(a) Property. Subject to the terms and conditions set forth in this Contract, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and accept from Seller, for the Purchase Price (defined below), the surface of approximately 116 separate tracts of real property (being approximately three to five acres each) in Tarrant, Johnson, Dallas and Ellis Counties, Texas (each such site being referred to herein as a “Site” and all Sites being collectively referred to herein as the “Land”), free and clear of all liens, easements, rights-of-way, reservations, restrictions, encroachments, tenancies and any other type of encumbrance (collectively, the “Encumbrances”), except Encumbrances specifically provided for in this Contract or Encumbrances appearing in a Title Commitment (defined below) or on a Survey (defined below) that either are not objected to, or, if objected to, are not cured and that are subsequently waived or deemed to have been waived in accordance with this Contract (collectively, “Permitted Encumbrances”). In no event shall Permitted Encumbrances include liens, or documents evidencing liens, mechanics’ or materialmen’s liens or any claims or potential claims therefor (other than liens for taxes and assessments which are not delinquent) covering the Property or any portion thereof which either secure indebtedness or can be removed by payment of a liquidated sum of money (collectively, “Required Removal Matters”). All Required Removal Matters shall be paid in full by Seller and released at or prior to the Preliminary Closing (defined below). Subject to Seller’s rights set forth in Section 1(b) below, the preliminary list of the Sites and a description and/or depiction of each Site is set forth on or referenced in Exhibit “A” attached hereto. The Land and all interests, rights, and appurtenances appertaining solely to the Land, if any, subject to the Permitted Encumbrances, are collectively referred to herein as the “Property.”

(b) Designation and Size of Sites; Addition or Deletion of Sites. Notwithstanding anything to the contrary, Seller shall have the right, in Seller’s sole discretion, to designate the orientation, size and exact legal description of each Site, and either party shall have the right, in their sole discretion, to designate which Sites shall be included as part of the Land including, without limitation, the right to add or delete Sites from inclusion as part of the Land by providing written notice to the other on or before the Preliminary Closing; provided, however, in no event shall the number of Sites be less than 104 nor more than 116, and in no event shall any Site be less than 3 acres in size. Upon any such written notice from a party or deletion of Sites as otherwise allowed pursuant to this Contract, Exhibit “A” to this Contract shall automatically be deemed amended to the extent necessary to conform to such notice. Seller either owns or shall own prior to the Preliminary Closing, each of the Sites; provided, however, that notwithstanding anything to the contrary, if it is discovered that Seller does not own any one or more of the Sites as of the Effective Date or at any time prior to the Preliminary Closing, such shall constitute neither a default of Seller nor a breach of any representation or warranty of Seller pursuant to this Contract.

(c) Mineral Reservation. There shall be reserved from the conveyance hereunder for Seller and Seller’s successors and assigns, all of Seller’s interest, if any: (i) in and to the oil, gas, and other minerals that are in, on and under the Property and that may be produced from the Property, and (ii) in and to or pursuant to any lease (either as lessee or lessor) and any other agreement covering or in any way affecting the mineral estate in, on or under any portion of the Property, and (iii) in and to any compressors, rigs, tank batteries, pipe, gathering lines, flow lines, gas pipelines, water pipelines, other pipelines, subsurface wellbores, treaters, power lines or equipment, seismic equipment, processing equipment, personal property, fixtures, and other structures, equipment and machinery on the Property and in any way related to the development, drilling, production, storage, transportation, processing, reworking or other handling of or operations related to any oil, gas or other minerals (collectively, the “Mineral Reservation”). The Mineral Reservation shall be a Permitted Encumbrance and shall be reserved in the Deed (defined below).

(d) Permanent Leases. At the Preliminary Closing, Purchaser and Chesapeake Energy Corporation, an Oklahoma corporation (“CHC”) shall execute a single lease covering all of the Sites (the “Permanent Lease”) in a form to be mutually agreed upon by Seller and Purchaser prior to the expiration of the Feasibility Period (defined below) pursuant to Section 4(c) below. Notwithstanding the foregoing, CHC may elect to require one of its affiliates (instead of CHC) to be the tenant (“Tenant”) under the Permanent Lease; provided, however, that in such event, CHC shall execute a guaranty of the Permanent Lease (each a “Guaranty” and collectively, the “Guaranties”) in a form to be negotiated contemporaneously with the form of the Permanent Lease prior to the expiration of the Feasibility Period. At the Preliminary Closing, Purchaser and Tenant shall also execute a recordable memorandum of lease for the Permanent Lease (the “Memorandum of Permanent Lease”) in a form to be negotiated contemporaneously with the form of the Permanent Lease prior to the expiration of the Feasibility Period. The Memorandum of Permanent Lease shall be recorded at the first Final Closing for any Site(s) in the Real Property Records of the Counties in which any Site is located. The Permanent Lease shall not be effective as to any Site until the Actual Final Closing Date (defined below) for the respective Site. The Permanent Lease shall be a Permitted Encumbrance. Additionally, at Closing, Chesapeake Exploration, L.L.C., an Oklahoma limited liability company (“CE”) as the lessee under the mineral leases (and any other subsidiary of CHC holding an interest in a mineral lease covering any portion of the Property, shall execute a waiver of surface rights at Closing (the “CE Surface Waiver”), pursuant to which CE (and any other such subsidiary of CHC) waive all rights to use the surface of the Property except pursuant to the Interim Sublease and the Permanent Lease.

(e) Interim Master Leases. At the Preliminary Closing, Seller and Purchaser shall execute a single interim master lease (the “Interim Master Lease”) in a form to be mutually agreed upon by Seller and Purchaser prior to the expiration of the Feasibility Period pursuant to

Section 4(c) below, pursuant to which Seller shall lease the Property to Purchaser. The Interim Master Lease shall be effective as to each Site during the period from the Preliminary Closing until the Actual Final Closing Date for each Site, at which time the Interim Master Lease shall be deemed terminated as to such Site. At the Preliminary Closing, Seller and Purchaser shall also execute a recordable memorandum of lease for the Interim Master Lease (the “Memorandum of Master Lease”) in a form to be negotiated contemporaneously with the form of the Interim Master Lease prior to the expiration of the Feasibility Period. The Memorandum of Master Lease shall be recorded at the Preliminary Closing in the Real Property Records of the Counties in which the corresponding Sites are located. At the Preliminary Closing, Seller and Purchaser shall also execute a recordable termination of Master Lease (each a “Partial Termination of Master Lease” and collectively, the “Partial Terminations of Master Leases”) for each Site in a form to be negotiated contemporaneously with the form of the Interim Master Lease prior to the expiration of the Feasibility Period. The title company shall hold the Partial Terminations of Master Leases in escrow pending the Actual Final Closing Date for each Site, at which time the applicable Partial Termination of Master Lease for such Site shall be recorded in the Real Property Records of the County in which the Site is located.

(f) Interim Subleases. At the Preliminary Closing, Purchaser and Tenant shall execute a single interim sublease (the “Interim Sublease”) in a form to be mutually agreed upon by Seller and Purchaser prior to the expiration of the Feasibility Period pursuant to Section 4(c) below, pursuant to which Purchaser shall sublease the Property back to Tenant. The Interim Sublease shall be effective as to each Site during the period from the Preliminary Closing until the Actual Final Closing Date for each Site, at which time the applicable Interim Sublease shall be deemed terminated as to such Site. At the Preliminary Closing, Purchaser and Tenant shall also execute a recordable memorandum of lease for the Interim Sublease (the “Memorandum of Sublease”) in a form to be negotiated contemporaneously with the form of the Interim Sublease prior to the expiration of the Feasibility Period. The Memorandum of Sublease shall be recorded at the Preliminary Closing in the Real Property Records of the Counties in which the corresponding Sites are located. At the Preliminary Closing, Seller and Purchaser shall also execute one or more recordable terminations of Sublease (each a “Partial Termination of Sublease” and collectively, the “Partial Terminations of Subleases”) in a form to be negotiated contemporaneously with the form of the Interim Sublease prior to the expiration of the Feasibility Period. The title company shall hold the Partial Terminations of Subleases in escrow pending the Actual Final Closing Date for each Site, at which time the applicable Partial Termination of Sublease for such Site shall be recorded in the Real Property Records of the County in which the Site is located. Any rent paid by Tenant pursuant to an Interim Sublease for a particular Site shall be also credited as rent paid pursuant to the Permanent Lease for such Site.

Section 2. Purchase Price and Earnest Money.

(a) The purchase price (“Purchase Price”) for the Property shall be an amount equal to the product of (i) ONE MILLION THREE HUNDRED TWO THOUSAND EIGHT HUNDRED FIFTY SEVEN AND 14/100 DOLLARS ($1,302,857.14), multiplied by (ii) the number of Sites actually included within the Property conveyed to Purchaser at the Preliminary Closing.

(b) The Purchase Price shall be paid in cash at the Preliminary Closing.

(c) Within three (3) business days after the Effective Date, Purchaser shall deliver to the Title Company (defined below) FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (“Earnest Money”), either by wire transfer or by a certified or cashier’s check payable to the order of Title Company. The Earnest Money will be held in escrow in an interest-bearing account accruing to the benefit of the party entitled to the Earnest Money under this Contract. The timely delivery of the Earnest Money is a condition precedent to Seller’s obligations hereunder, and the failure of Purchaser to timely deliver the Earnest Money as provided for herein shall, at Seller’s option, cause this Contract to be terminated, and thereafter neither party shall have any further rights or obligations under this Contract, unless expressly provided otherwise in this Contract. If the contemplated transaction is consummated in accordance with this Contract, the Earnest Money will be applied to the Purchase Price at the Preliminary Closing. If the transaction is not so consummated, the Earnest Money will be held and delivered by the Title Company as provided below.

Section 3. Title Commitment and Survey.

(a) As soon as practicable after the Effective Date, Seller will deliver or cause to be delivered to Purchaser the following:

(1) One or more Owner’s Commitment(s) for Title Insurance (each a “Title Commitment” and collectively, the “Title Commitments”) covering each of the Sites included within the Property, issued by Chicago Title Company, 5501 LBJ Freeway, Suite 200, Dallas, Texas 75240, Attention: David Long (214-570-0200) (the “Title Company”). The Title Commitments will set forth the status of title to the Property and will show all Encumbrances and other matters of record, if any, relating to the Property.

(2) Legible copies of all recorded documents referred to in the Title Commitment, including but not limited to plats, reservations, restrictions, and easements.

(b) As soon as practicable after the Effective Date, Seller shall deliver to Purchaser a metes and bounds description of each Site (each a “Preliminary Legal Description” and collectively, the “Preliminary Legal Descriptions”).

(c) As soon as practicable after the Effective Date, Seller shall obtain surveys of each Site (each a “Survey” and collectively, the “Surveys”) each consisting of a plat and field notes describing the applicable Site, and deliver copies thereof to Seller and the Title Company. Seller and Purchaser acknowledge that the Surveys may not be delivered prior to the Preliminary Closing. The Surveys must be current, on-the-ground staked surveys performed by a registered public surveyor or engineer satisfactory to Seller, Purchaser, and the Title Company. Purchaser hereby approves the hiring of Kimley-Horn and Associates, Inc. to prepare the Surveys. Once approved by Seller and Purchaser, the Property description from each Survey will be used in all documents requiring a Property description except as otherwise provided herein. The Surveys shall be performed at Seller’s sole expense.

(d) Purchaser must give Seller written notice of any objections (“Objections”) to the Title Commitments, the Existing Surveys (defined below) or any other title matter on or before the expiration of the Feasibility Period. If Purchaser does not timely give notice of Objections, Purchaser will be deemed to have waived all Objections, and all matters reflected on the Title Commitments and/or the Existing Surveys will be deemed Permitted Encumbrances.

(e) If Purchaser timely gives notice of Objections to Seller, then Seller, without obligation to spend any money or to bring suit to cure the Objections, may cure the Objections and/or commit in writing to cure one or more of the Objections by providing written notice of such election to Purchaser on or before the expiration of the Feasibility Period (the “Cure Period”). If Seller does not either cure the Objections or commit in writing to cure the Objections by providing written notice of such commitment to Purchaser prior to the expiration of the Cure Period, then Seller will be deemed to have elected not to cure such Objections and Purchaser, as its sole and exclusive remedy, is entitled either:

(1) To terminate this Contract by written notice to Seller and Title Company at any time prior to the expiration of the Feasibility Period. Upon termination, Purchaser will be entitled to the return of the Earnest Money, and neither Seller nor Purchaser thereafter shall have any further right or obligation under this Contract unless expressly provided otherwise in this Contract; or

(2) To waive the Objections that remain uncured as of the expiration of the Feasibility Period and consummate the purchase of the Property subject to the uncured Objections, which will be deemed to be Permitted Encumbrances. In such event, none of Purchaser’s obligations under this Contract will change, nor will the Purchase Price be reduced on account of the uncured Objections; or

(3) To delete the Site(s) affected by such uncured Objections from inclusion as part of the Land by providing written notice to Seller at any time prior to the expiration of the Feasibility Period (provided that in no event shall the number of Sites included as part of the Land be less than 104).

If Purchaser does not send a written notice of termination prior to the expiration of the Feasibility Period, it will be deemed to have waived the Objections that remain uncured as of the expiration of the Feasibility Period, which will be deemed to be Permitted Encumbrances.

(f) In the event that an updated Title Commitment or Survey issued after the expiration of the Feasibility Period but before the Preliminary Closing reveals new title exceptions or Encumbrances that were not disclosed on a Title Commitment or Survey issued prior to the expiration of the Feasibility Period, Purchaser shall have the right to send written Objections to such matters (“Additional Objections”) to Seller within five (5) days after Purchaser’s receipt of such updated Title Commitment or updated Survey (but in any event before the Preliminary Closing). If Purchaser does not timely give notice of Additional Objections, Purchaser will be deemed to have waived all Additional Objections and all new matters shown on the updated Title Commitment and/or updated Survey will be deemed Permitted Encumbrances. Upon receipt of Purchaser’s written notice of any Additional Objections, Seller, without obligation to spend any money or to bring suit to cure the Additional Objections, may elect to cure such Additional Objections prior to the Preliminary Closing. If Seller does not either cure the Additional Objections prior to the Preliminary Closing or deliver a written notice to Purchaser prior to the Preliminary Closing deleting the Site(s) affected by the Additional Objections from inclusion within the Property, then Purchaser, as its sole and exclusive remedy, is entitled either:

(1) To terminate this Contract by written notice to Seller and Title Company at any time before the Preliminary Closing Date. Upon termination, Purchaser will be entitled to the return of the Earnest Money, and neither Seller nor Purchaser thereafter shall have any further right or obligation under this Contract unless expressly provided otherwise in this Contract; or

(2) To waive the Additional Objections that remain uncured as of the Preliminary Closing Date and consummate the purchase of the Property subject to the uncured Additional Objections, which will be deemed to be Permitted Encumbrances. In such event, none of Purchaser’s obligations under this Contract will change, nor will the Purchase Price be reduced on account of the uncured Objections; or

(3) To delete the Site(s) affected by such uncured Objections from inclusion as part of the Land by providing written notice to Seller at any time prior to the Preliminary Closing (provided that in no event shall the number of Sites included as part of the Land be less than 104).

If Purchaser does not send a written notice of termination prior to the Preliminary Closing, Purchaser will be deemed to have waived the Additional Objections that remain uncured as of the Preliminary Closing Date, which will be deemed to be Permitted Encumbrances.

Section 4. Feasibility Period.

(a) Term. As used in this Contract, “Feasibility Period” means the period beginning on the Effective Date and expiring at 5:00 p.m., Fort Worth, Texas time, on February 21, 2009; provided, however, Purchaser shall have the right to extend the Feasibility Period for up to three (3) consecutive 30-day periods by providing written notice to Seller on or before the expiration of the Feasibility Period, as such may be extended hereunder.

(b) Right to Terminate. Purchaser may terminate its obligation to purchase the Property at any time prior to the expiration of the Feasibility Period if Purchaser, in its sole discretion, concludes that the Property is not suitable for any or no reason. Purchaser must exercise its termination rights under this Section 4(b) by delivering a written termination notice (“Termination Notice”) to Seller at any time prior to the expiration of the Feasibility Period. Upon Seller’s and Title Company’s receipt of a Termination Notice during the Feasibility Period, the Title Company shall deliver the Earnest Money to Purchaser, and neither Seller nor Purchaser thereafter shall have any further right or obligation under this Contract unless expressly provided otherwise in this Contract. If Purchaser does not send a Termination Notice during the Feasibility Period, then upon the expiration of the Feasibility Period, Purchaser will be deemed to have elected to proceed with purchasing the Property, subject to the terms of this Contract, and the Earnest Money will thereafter be non-refundable to Purchaser (i) unless this Contract automatically terminates pursuant to Section 4(c) below or (ii) except as otherwise specifically provided in this Contract.

(c) Issues to be Agreed Upon During the Feasibility Period.

(1) Agreement on Contingency Issues. Seller and Purchaser shall attempt to agree, in their respective sole and absolute discretion, upon the following issues (collectively, the “Contingency Issues”) prior to the expiration of the Feasibility Period:

(A) The form of the Permanent Lease to be executed at the Preliminary Closing (along with the form of the Memorandum of Permanent Lease and the form of Guaranty, if applicable); provided, however, that the form of Permanent Lease shall include the following terms:

(i) Initial rent to be paid to Purchaser by the Tenant under such Permanent Lease shall be equal to ONE HUNDRED THIRTY SIX THOUSAND EIGHT HUNDRED AND NO/100 DOLLARS ($136,800.00) per year per Site.

(ii) Rent for the Permanent Lease shall commence on the earlier of the Outside Final Closing Deadline or the first Actual Final Closing Date for a Site covered by such Permanent Lease (the “Permanent Lease Rent Commencement Date”); provided, however, that Tenant shall pay rent pursuant to each Interim Sublease commencing at the Preliminary Closing until the Rent Commencement Date of the Permanent Lease for such Site; and provided further that rent for the first full calendar month (and any rent for the partial month in which Preliminary Closing occurs if the Preliminary Closing occurs on any day other than the first day of a calendar month) shall be prepaid by Tenant at the Preliminary Closing.

(iii) The initial Permanent Lease term shall begin on the Rent Commencement Date and end on the date that is forty (40) years after the Preliminary Closing, and Tenant shall have the option to extend the Permanent Lease for not less than five (5) additional five-year renewal periods. The Interim Sublease term shall begin at the Preliminary Closing and continue until the effective date of the Permanent Lease for such Site.

(iv) Each of the Interim Sublease and the Permanent Lease shall be a triple net lease.

(v) Annual rent shall increase by 10% on the 5th, 10th, 15th, 20th, 25th and 30th anniversaries of the Preliminary Closing and annual rent shall remain flat following the 30th anniversary of the Preliminary Closing.

(B) The forms of the Interim Master Lease, the Memorandum of Master Lease and the Partial Termination of Master Lease.

(C) The forms of the Interim Sublease, the Memorandum of Sublease and the Partial Termination of Sublease.

(D) The form of the CE Surface Waiver.

(E) The final list of Sites that will be included as part of the Property that will be described in the Preliminary Deeds (defined below) to be delivered by Seller at the Preliminary Closing.

As soon as practicable after the Effective Date, Seller shall deliver to Purchaser Seller’s proposed forms of Permanent Lease (and form of Memorandum of Permanent Lease and form of Guaranty, if applicable), Interim Master Lease, Memorandum of Master Lease, Partial Termination of Master Lease, Interim Sublease, Memorandum of Sublease and Partial Termination of Sublease, all to be executed at the Preliminary Closing for each Site (collectively, “Seller’s Proposal”). Purchaser shall respond in writing to Seller with comments to such forms and the parties shall attempt to finalize such forms, if at all, on or before the expiration of the Feasibility Period.

(2) Termination upon Failure to Agree on Contingency Issues. In the event that Seller and Purchaser fail, prior to the expiration of the Feasibility Period, to agree in writing upon any of the Contingency Issues, which agreement may be withheld by either Seller or Purchaser in their respective sole and absolute discretion, then, notwithstanding anything to the contrary, this Contract will automatically terminate upon the expiration of the Feasibility Period. If this Contract terminates pursuant to this section, then the Title Company shall promptly return the Earnest Money to Purchaser upon demand and without the necessity of any further action by Purchaser, and neither Seller nor Purchaser thereafter shall have any further right or obligation under this Contract unless expressly provided otherwise in this Contract.

(d) Inspection; Insurance Requirements; Seller’s Documents.

(1) Seller will permit Purchaser and its contractors and agents to enter upon the Property to inspect and test the Property (including environmental tests) as Purchaser deems necessary or desirable; provided, however, that Purchaser shall not conduct any Phase II environmental tests or invasive environmental tests without first obtaining Seller’s prior written approval of Purchaser’s specific plans for such tests (such as soil boring plans), which approval may be withheld in Seller’s sole and absolute discretion. Purchaser must repair any damages to the Property resulting from any inspection or testing conducted by it or at its direction. PURCHASER SHALL INDEMNIFY AND DEFEND SELLER, SELLER’S AFFILIATES AND THEIR RESPECTIVE PARTNERS, MEMBERS, SHAREHOLDERS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND CONTRACTORS (COLLECTIVELY, “INDEMNITEES”) AND HOLD THE INDEMNITEES HARMLESS AGAINST, ALL LIENS, CLAIMS, AND LIABILITY ARISING OUT OF OR RELATED TO PURCHASER’S OR ITS CONTRACTORS’ OR AGENTS’ ENTRY ONTO AND INSPECTIONS AND TESTS OF THE PROPERTY INCLUDING, WITHOUT LIMITATION, PERSONAL INJURIES OR DEATH.

(2) Before Purchaser or any of its contractors or agents may enter onto the Property for its inspections or tests or otherwise, Purchaser shall provide Seller with certificates of insurance and appropriate endorsements evidencing that Purchaser and each of Purchaser’s contractors or agents who enter upon the Property carries commercial general liability insurance (on an occurrence basis) with a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence during the period that these parties are on the Property. Each policy must be issued by an insurance company licensed to do business in Texas and reasonably acceptable to Seller and under a form of policy reasonably satisfactory to Seller. Seller must be included as an additional insured under all such insurance policies. The insurance may not be cancelled or amended except upon thirty (30) days’ prior written notice to Seller.

(3) Purchaser must keep, and cause its contractors and agents to keep, confidential all Seller’s Information (defined below) and any other information, materials, records, data, drawings, specifications, engineering, and other documents related to Purchaser’s inspections and tests (collectively, “Documents”) and not disclose the existence of the Documents or their contents to any person or entity including, without limitation, any federal, state, or local governmental agency, without Seller’s express written consent; provided, however that Purchaser may disclose the Documents only to such of Purchaser’s officers, directors, employees, consultants, investors and lenders, as have actual need for the Documents in evaluating the Property. Purchaser shall act diligently to prevent any further disclosure of the Documents beyond the disclosures specifically allowed above. The Documents may not be used by Purchaser or by its contractors or agents for any purpose other than to evaluate the proposed purchase of the Property by Purchaser.

(4) Purchaser’s obligations and indemnity under this Section 4(d) survive the Preliminary Closing and the Final Closing or earlier termination of this Contract. Purchaser shall deliver to Seller copies of all Documents upon any termination of this Contract.

(e) No Obligation to Extend Utilities. Notwithstanding anything to the contrary, Seller has no obligation to extend any electric, gas, telephone, water, sewer, or other utilities to the perimeter of the Property or to any location within the Property.

(f) Seller’s Information.

(1) As soon as practicable after the Effective Date, Seller shall deliver to Purchaser (or make available to Purchaser at Seller’s office) copies of any existing surveys of the Property (“Existing Surveys”) and all existing environmental reports related to the Property within Seller’s actual possession or control, to Seller’s current actual knowledge (collectively, such Existing Surveys, reports and any other information furnished by Seller to Purchaser in connection with this transaction being referred to herein as the “Seller’s Information”). If this Contract is terminated for any reason, Purchaser will return the Seller’s Information to Seller.

(2) Purchaser acknowledges that any Seller’s Information supplied or made available by Seller related to the Property or this transaction is made available without representation by Seller or recourse to Seller, and Purchaser relies on such information at its own risk.

(3) Purchaser acknowledges that Seller has neither verified the accuracy of any statements or other matters contained in the Seller’s Information nor any method used to compile the Seller’s Information nor the qualifications of those preparing the Seller’s Information.

(4) Seller makes no representations or warranties about – and assumes no responsibility for – the accuracy or completeness of the Seller’s Information. Likewise, no partner, officer, employee, or agent of Seller has been authorized to make any representations regarding the Seller’s Information or the Property, and, if given, these representations may not be relied upon as having been authorized by Seller.

(5) This Section 4(f) will survive the Preliminary Closing and the Final Closing or any termination of this Contract.

Section 5. Default and Remedies.

(a) Purchaser will be in default under this Contract if, subject to the terms of this Contract, (i) it fails or refuses to purchase the Property pursuant to this Contract, or (ii) it fails to perform any of its other obligations hereunder, and such circumstance described in clause (i) or (ii) continues for five (5) business days after written notice from Seller to Purchaser. Purchaser will not be in default, however, if it terminates this Contract prior to the Preliminary Closing when it has an express right to terminate. If Purchaser is in default at any time prior to or at the Preliminary Closing, then Seller, as its sole and exclusive remedy, is entitled either (x) to waive such default and proceed to the Preliminary Closing or (xx) to terminate this Contract by giving written notice to Purchaser on or before the Preliminary Closing, whereupon neither Seller nor Purchaser thereafter shall have any further right or obligation under this Contract unless expressly provided otherwise in this Contract. Upon such a termination by Seller, the Title Company will then deliver the Earnest Money to Seller as liquidated damages and not as a penalty, free of any claims by any person, including Purchaser. The Earnest Money to which Seller may be entitled is the parties’ reasonable forecast of just compensation for the harm that Purchaser’s breach would cause, which is otherwise impossible or very difficult to estimate accurately.

(b) Seller will be in default under this Contract if, subject to the terms of this Contract, (i) it willfully fails or refuses to sell the Property pursuant to this Contract, or (ii) it fails to perform any of its other obligations hereunder, and such circumstance described in clause (i) or (ii) continues for five (5) business days after written notice from Purchaser to Seller. Seller will not be in default, however, if it terminates this Contract prior to the Preliminary Closing when it has an express right to terminate. If Seller is in default under this Contract at any time prior to or at the Preliminary Closing, then Purchaser, as its sole and exclusive remedy, is entitled either (x) to waive such default and proceed to the Preliminary Closing, (xx) to enforce specific performance of Seller’s obligations under this Contract with respect to the Property, or (xxx) to terminate this Contract by giving written notice to Seller on or before the Preliminary Closing, whereupon Seller shall reimburse Purchaser for Purchaser’s actual and reasonable out-of-pocket due diligence costs incurred in connection with this Contract up to a maximum reimbursable amount of $250,000.00, and neither Seller nor Purchaser thereafter shall have any further right or obligation under this Contract unless expressly provided otherwise in this Contract. Upon such a termination, the Title Company will deliver the Earnest Money to

Purchaser, free of any claims of any person, including Seller. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Contract if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before thirty (30) business days following the scheduled Preliminary Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in Tarrant County, Texas, within six (6) months following the scheduled Preliminary Closing Date.

(c) Notwithstanding anything to the contrary, if either Seller or Purchaser is in default under this Contract at any time following the Preliminary Closing (including, without limitation, under any of such party’s obligations set forth in Sections 6, 7 or 8 below), then the non-defaulting party, as its sole and exclusive remedies, is entitled either (x) to waive such default, (xx) to enforce specific performance of the defaulting party’s obligations under this Contract, or (xxx) to pursue the non-defaulting party’s actual damages against the other party resulting from such default. Notwithstanding anything to the contrary, following the Preliminary Closing, neither Seller nor Purchaser shall have any right to terminate this Contract or to rescind the conveyance of the Property.

(d) Subject to Section 12 below, if the Preliminary Closing occurs, each party shall have the right to pursue its actual damages against the other party for a breach of any covenant contained herein that is performable after or that is expressly provided herein as surviving the Preliminary Closing (including the indemnification obligations of the parties contained in this Contract). Subject to Section 12 below, if the Preliminary Closing does not occur, (x) each party shall have its respective rights and remedies under Sections 5(a) and 5(b) above, as applicable, and (xx) each party shall have all available remedies against the other party for a breach of the other party’s obligations contained in this Contract that are expressly provided herein as surviving the termination of this Contract, but neither party shall have any right to pursue any remedy against the other party on account of a breach of the other party’s representations and warranties set forth herein. Notwithstanding anything to the contrary, except as provided in Section 7(b) below, in no event or circumstance shall either Seller or Purchaser be liable for any speculative, consequential or punitive damages. If this Contract terminates or is terminated in accordance with its terms, Purchaser shall execute, acknowledge, and deliver to Seller upon demand a recordable instrument evidencing such termination and waiving and releasing Purchaser’s rights in and to the Property. If either Seller or Purchaser becomes entitled to the Earnest Money upon termination of this Contract, Purchaser and Seller shall deliver an instruction letter to the Title Company directing disbursement of the Earnest Money to the entitled party. If either party fails or refuses to sign or deliver such an instruction letter, the refusing party shall pay all reasonable attorneys’ fees and court costs incurred by the party so entitled to the Earnest Money.

(e) The provisions of this Section 5 shall survive the Preliminary Closing and Final Closing or any termination of this Contract.

Section 6. Preliminary Closing.

(a) The preliminary closing (“Preliminary Closing”) of the sale of the Property by Seller to Purchaser will occur in the Title Company’s office on or before the date that is fifteen (15) days after the expiration of the Feasibility Period (the “Preliminary Closing Date”); unless an earlier date is agreed to in writing by Seller and Purchaser; provided, however, in the event that the parties agree that the Preliminary Closing shall be held on a date that is prior to the expiration of the Feasibility Period, the Feasibility Period shall automatically expire on such earlier Preliminary Closing Date.

(b) At the Preliminary Closing, all of the following must occur, all of which are concurrent conditions:

(1) Seller shall deliver or cause to be delivered to the Title Company each of the following items:

(A) One or more special warranty deed(s) using the Preliminary Legal Description of each Site (each a “Preliminary Deed” and collectively, the “Preliminary Deeds”), each in the form of Exhibit “B” attached hereto, executed and acknowledged by Seller, conveying to Purchaser title to the Property, subject to the Permitted Encumbrances.

(B) Two (2) counterparts each of a single Permanent Lease covering all of the Sites that are included as part of the Property (along with the Memorandum of Permanent Lease), all using the Preliminary Legal Descriptions and all fully executed and acknowledged by CHC (or an affiliate of CHC as allowed pursuant to Section 1(d) above) (provided that the Permanent Lease shall not be effective as to any Site until the Actual Final Closing Date for such Site).

(C) A Guaranty executed by CHC covering the Permanent Lease, if applicable pursuant to Section 1(d) above.

(D) Two (2) counterparts of the Interim Master Lease covering the Property, the Memorandum of Master Lease covering the Property, and a separate Partial Termination of Master Lease for each Site, all using the Preliminary Legal Descriptions and all fully executed and acknowledged, as appropriate, by Seller.

(E) Two (2) counterparts of the Interim Sublease covering all of the Sites, the Memorandum of Sublease covering all of the Sites, and a separate Partial Termination of Sublease for each Site, all using the Preliminary Legal Descriptions and all fully executed and acknowledged, as appropriate, by Seller.

(F) Four (4) counterparts of a Memorandum of Purchase and Sale Contract in recordable form reasonably acceptable to Seller and Purchaser (“Memorandum of Contract”), executed and acknowledged by Seller.

(G) Four (4) counterparts of a Release of Memorandum of Purchase and Sale Contract in recordable form reasonably acceptable to Seller and Purchaser (“Release of Memorandum”), executed and acknowledged by Seller.

(H) Cause the Tenant to deliver to the Title Company immediately available funds via wire transfer in an amount equal to the total rent for the first full month (and any rent for the partial month in which the Preliminary Closing occurs if the Preliminary Closing occurs on any day other than the first day of a calendar month) under the Sublease (collectively, the “Prepaid Rent”).

(I) Evidence reasonably satisfactory to Purchaser and the Title Company that the person executing the closing documents on behalf of Seller has full right, power, and authority to do so.

(J) Seller’s affidavit setting forth its U.S. Taxpayer Identification Number, its office address, and its statement that it is not a “foreign person” as defined in Internal Revenue Code §1445, as amended.

(K) If any of the Sites are situated within a water, utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, the statutory “District Notice” in the promulgated form(s) set forth in Section 49 of the Texas Water Code relating to the tax rate, bonded indebtedness, or standby fee of the district, fully executed and acknowledged by Seller.

(L) The CE Surface Waiver, executed and acknowledged by CE.

(M) All other documents reasonably required by the Title Company to close the transaction contemplated by this Contract, fully executed and acknowledged where appropriate by Seller; provided, however, that Seller’s obligations or liability under this Contract shall not be enlarged or extended by such other documents.

(2) Purchaser shall deliver or cause to be delivered to the Title Company each of the following items:

(A) Immediately available funds via wire transfer in an amount equal to the Purchase Price less the Earnest Money, plus any other amounts to be paid by Purchaser hereunder (the “Gross Proceeds”).

(B) Two (2) counterparts of the Permanent Lease covering all of the Sites that are included as part of the Property (along with the Memorandum of Permanent Lease), in the forms agreed upon by Seller and Purchaser pursuant to Section 4(c) above, fully executed and acknowledged by Purchaser (provided that the Permanent Lease shall not be effective as to any Site until the Actual Final Closing Date for such Site).

(C) Two (2) counterparts of the Master Lease covering the Property, the Memorandum of Master Lease covering the Property, and a separate Partial Termination of Master Lease for each Site, all using the Preliminary Legal Descriptions and all fully executed and acknowledged, as appropriate, by Seller.

(D) Two (2) counterparts of the Interim Sublease covering all of the Sites, the Memorandum of Sublease covering all of the Sites, and a separate Partial Termination of Sublease for each Site, all using the Preliminary Legal Descriptions and all fully executed and acknowledged, as appropriate, by Purchaser.

(E) Four (4) counterparts of the Memorandum of Contract, executed and acknowledged by Purchaser.

(F) Four (4) counterparts of the Release of Memorandum, executed and acknowledged by Purchaser.

(G) Evidence reasonably satisfactory to Seller and the Title Company that the person executing the closing documents on behalf of Purchaser has full right, power, and authority to do so.

(H) If any of the Sites are situated within a water, utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, the statutory “District Notice” in the promulgated form relating to the tax rate, bonded indebtedness, or standby fee of the district, fully executed and acknowledged by Purchaser.

(I) All other documents reasonably required by the Title Company to close the transaction contemplated by this Contract, fully executed and acknowledged where appropriate by Purchaser; provided, however, that Purchaser’s obligations or liability under this Contract shall not be enlarged or extended by such other documents.

(3) Seller and Purchaser shall each be responsible for their respective attorneys’ fees (provided that such may be paid outside of Preliminary Closing), and one-half of all escrow and recording fees (such recording fees to be estimated by the Title Company).

(4) At the Preliminary Closing, the Title Company shall issue Leasehold Title Policy Proformas (“Leasehold Title Proformas”) to Purchaser updated as of the date of the Preliminary Closing, pursuant to which the Title Company has agreed to issue one or more Leasehold Policies of Title Insurance (each a “Leasehold Policy” and collectively, the “Leasehold Policies”) to Purchaser (with the total amount of the Leasehold Title Proformas being equal to the total Purchase Price for all Sites included as part of the Property) insuring that Purchaser is the holder of a leasehold estate in each Site pursuant to the Interim Master Lease subject only to the Permitted Encumbrances related to such Site, and the standard printed exceptions included in a Texas Standard Form Leasehold Policy of Title Insurance. During the Period between the Preliminary Closing and the Final Closings for each Site, the Title Company shall update the Leasehold Title Proformas at least every ninety (90) days. The Title Company shall not issue any actual Leasehold Policies to Purchaser unless Purchaser requests same in writing and pays the premium for such Leasehold Policies. Rather, upon the Final Closing of each Site or group of Sites, the Title Company shall issue one or more Owner Policies of Title Insurance (each an “Owner Policy” and collectively, the “Owner Policies”) to Purchaser pursuant to Section 7 below (with the total amount of the Owner Policies issued at each Final Closing being equal to the total Purchase Price for all Sites included as part of such

Final Closing) insuring that, upon the Final Closing for each Site, Purchaser is the owner of indefeasible fee simple title to such Site subject only to the Permitted Encumbrances and the New Permitted Encumbrances, if any, related to such Site, and the standard printed exceptions included in a Texas Standard Form Owner Policy of Title Insurance. Purchaser shall be solely responsible for the title insurance premium for the Owner Policies (and, if issued, the Leasehold Policies), as well as any endorsements, modifications or additional coverage requested by Purchaser. The form survey exception in the Owner Policies may – at Purchaser’s expense – be limited to “shortages in area,” and the printed form exception for restrictive covenants must be deleted unless one or more restrictive covenants are included among the Permitted Encumbrances.

(5) Seller and Purchaser acknowledge that it is possible that the Final Closing(s) for the various Sites may occur all at a single time, or that the Final Closings will occur on multiple dates in groups of one or more Sites as the Final Platting Condition is satisfied for the various Sites. Notwithstanding anything to the contrary, Seller shall have the right, in its sole discretion, to elect either: (i) to wait until after the Final Closing has occurred for all Sites before instructing the Title Company to issue a single Owner Policy covering all of the Sites in the amount of the total Purchase Price for all Sites, or (ii) to proceed on one or more occasions following the Final Closings of one or more Sites (but before the Final Closing has occurred for all Sites), to instruct the Title Company to issue multiple Owner Policies with each such Owner Policy covering less than all of the Sites.

(c) Ad valorem and similar taxes and assessments relating to the Property will be prorated between Seller and Purchaser as of the Preliminary Closing Date, based on estimates of the amount of taxes and assessments that will be due and payable on the Property during the year in which the Preliminary Closing Date occurs; provided, however, Purchaser shall be reimbursed by Tenant for Tenant’s share of taxes and assessments pursuant to the terms of the Permanent Lease. The proration estimates will be taken from the most recent tax and assessment statements available at the Preliminary Closing and will be deemed final. Notwithstanding anything to the contrary, if a change in land ownership or a change in the use of the Property results in the assessment of additional taxes, penalties, or interest (i.e., “rollback taxes”) for periods before the Preliminary Closing, payment of such amounts will be Purchaser’s obligation (which amounts shall be subject to reimbursement/payment by Tenant pursuant to the terms of the Permanent Lease). This Section 6(c) will survive the Preliminary Closing and the Final Closing.

(d) When all of the following conditions have occurred: (i) the Title Company is in possession of all fully executed closing documents contemplated in Sections 6(b)(1) and 6(b)(2) above (collectively the “Preliminary Closing Documents”), and (ii) the Title Company is in possession of immediately available funds from Purchaser in the amount of the Purchase Price, as adjusted by applicable prorations and closing costs; then, unless the Title Company receives written instructions to the contrary signed by both Seller and Purchaser, the Title Company shall:

(1) Promptly record one original counterpart of the Memorandum of Contract in the Real Property Records of Tarrant, Johnson, Dallas and Ellis Counties, Texas.

(2) Promptly record one original counterpart of the Memorandum of Master Lease in the Real Property Records of Tarrant, Johnson, Dallas and Ellis Counties, Texas.

(3) Promptly record the Memorandum of Sublease in the Real Property Records of Tarrant, Johnson, Dallas and Ellis Counties, Texas.

(4) Promptly record the CE Surface Waiver.

(5) Deliver one original counterpart of each of the following documents to both Seller and Purchaser: the Interim Master Lease and the Interim Sublease.

(6) Promptly disburse the following amounts to Seller from the Gross Proceeds: the Purchase Price, less any charges and prorations listed on the Seller’s closing statement for any expenses or taxes to be paid by Seller pursuant to the terms of this Contract.

(7) Promptly disburse the Prepaid Rent to Purchaser.

(8) Promptly issue the Leasehold Title Proformas to Purchaser.

(9) Promptly deliver the Guaranty, if applicable, to Purchaser.

(10) Hold in escrow pending Final Closing(s) of the various Sites, the portion of the Gross Proceeds attributable to the following (collectively, the “Escrowed Funds”): (i) payment of the estimated premium(s) for the Owner Policies to be issued at the Final Closing(s), and (ii) any estimated recording fees expected to be incurred at the Final Closing(s). The Escrowed Funds shall be held in an interest bearing account to be invested as directed by Seller, with any interest earned on the Escrowed Funds automatically becoming part of the Escrowed Funds.

(11) Not release the Escrowed Funds until the Final Closing has occurred for each of the various Sites, except as otherwise specifically provided herein or in a writing signed by both Seller and Purchaser.

(12) Hold the following documents in escrow until the Final Closing has occurred for each of the various Sites (on a Site-by-Site basis), except as otherwise specifically provided herein or in a writing signed by both Seller and Purchaser: the Permanent Lease, the Memorandum of Permanent Lease, the Preliminary Deeds, the Partial Terminations of Master Leases and the Partial Terminations of Subleases.

(13) Hold the Release of Memorandum in escrow until the Final Closing has occurred for all of the Sites, except as otherwise specifically provided herein or in a writing signed by both Seller and Purchaser.

(e) The provisions of this Section 6 shall survive the Preliminary Closing and the Final Closing.

Section 7. Final Closing.

(a) Upon satisfaction of the Final Closing Condition (defined below) for one or more Sites, Seller or Purchaser may deliver written notice of such satisfaction (a “Platting Completion Notice”) to the other party and the Title Company. In order for a notice from Seller or Purchaser to be considered a Platting Completion Notice, it must clearly state the words “Platting Completion Notice” at the top of such notice. To the extent that the other party and the Title Company do not already have such materials, the Platting Completion Notice shall include copies of the recorded Plat and the final Survey, if any, for each Site covered by such Platting Completion Notice (to the extent that the party sending the Platting Completion Notice has such materials). Promptly following the Title Company’s receipt of a Platting Completion Notice, the Title Company shall, without the need for any further instruction, promptly take the following actions:

(1) Issue to Seller and Purchaser updated Title Commitment(s) (each an “Updated Title Commitment” and collectively, the “Updated Title Commitments”) for the applicable Site(s) covered by such Platting Completion Notice, which reference the recorded Plat(s) for the applicable Site(s) in the legal description for such Site(s) (each an “Updated Legal Description” and collectively, the “Updated Legal Descriptions”). Purchaser shall have the right to elect to instruct the Title Company to either include all of the Sites on a single Updated Title Commitment or to include one or more Sites on multiple Updated Title Commitments.

(2) Replace the Preliminary Legal Description attached as Exhibit “A” to the applicable Preliminary Deed(s) with the respective Updated Legal Description for the applicable Site(s) and add any New Permitted Encumbrances appearing on the Updated Title Commitments or the Surveys, if any, to the list of Permitted Encumbrances attached as Exhibit “B” to the applicable Preliminary Deed(s). After each Preliminary Deed has been revised pursuant to this Section 7(a)(2), it shall be deemed an “Updated Deed”.

(3) As soon as practicable after the Title Company receives a Platting Completion Notice, and prepares all of the applicable Updated Title Commitment(s) and all of the Updated Deed(s), the Title Company shall deliver written notice of such to Seller and Purchaser (the “Final Closing Notice”). The Final Closing Notice shall include copies of all of the applicable Updated Title Commitment(s) and all of the applicable Updated Deed(s).

(b) Notwithstanding anything contained in this Contract to the contrary, during the period between the Preliminary Closing and the Final Closing for a Site, in no event shall Seller or its affiliates encumber, pledge, assign or transfer, by operation of law or otherwise, a Site or all or any portion of the Land or its interest therein; provided, however, that (i) Seller shall have the express right to take any Approved Actions and to execute, record and encumber any Site(s) with New Permitted Encumbrances, and (ii) such actions described in the immediately preceding clause (i) shall in no event be a default, breach or violation of this Contract or this paragraph. Any violation of this paragraph shall be a default by Seller for which, regardless of any other provision of this Contract, Purchaser shall be entitled to any and all remedies at law or in equity, including, without limitation, consequential and punitive damages; provided, however, that Purchaser may only pursue such remedies if Seller fails to cure such violation by causing such matter to be paid in full and released, bonded around or otherwise cured within five (5) business days following Seller’s receipt of written notice from Purchaser regarding such violation.

(c) Upon receipt of a Final Closing Notice, Seller and Purchaser shall have a period of five (5) business days (the “Objection Period”) in which to deliver a written objection notice (an “Objection Notice”) to the other party and the Title Company; provided that Seller or Purchaser may only deliver an Objection Notice if either (i) the Final Closing Condition for the applicable Site(s) has not been satisfied or (ii) such party reasonably believes that there is a mistake in the Updated Commitment(s) or Updated Deed(s) for the applicable Site(s); and provided further that neither party may deliver an Objection Notice based on the inclusion of any Permitted Encumbrance or New Permitted Encumbrance (defined below) on the Updated Title Commitment(s) or Updated Deed(s) for the applicable Site(s). Notwithstanding anything to the contrary, if either party delivers an improper Objection Notice or without a reasonable basis for doing so, such party shall be responsible for all costs incurred by the other party as a result thereof, including reasonable attorneys’ fees and court costs. If the Title Company does not receive an Objection Notice from Seller or Purchaser prior to the expiration of the Objection Period, then the “Final Closing” for the Site(s) covered by such Final Closing Notice will be deemed to have occurred on the expiration of the applicable Objection Period (the “Actual Final Closing Date” for such Site(s)) and the parties shall promptly take the following actions following the expiration of the Objection Period (collectively, the “Final Closing Actions”):

(1) The Title Company shall date each of the applicable Partial Termination(s) of Master Leases and Partial Termination(s) of Subleases as of the Actual Final Closing Date for such Site(s), and record such documents in the Real Property Records of the proper County in which the respective Site(s) are located.

(2) The Title Company shall date each of the applicable Updated Deed(s) to be effective as of the Actual Final Closing Date for such Site(s) and record such Updated Deeds in the Real Property Records of the proper County in which the respective Site(s) are located.

(3) If the Final Closing has not previously occurred for any of the other Sites, the Title Company shall date the Memorandum of Permanent Lease as of the Actual Final Closing Date for such Site(s), attach the applicable Updated Legal Descriptions as Exhibit “A” to such Memorandum of Permanent Lease, and record such Memorandum of Permanent Lease in the Real Property Records of the proper County in which the respective Site(s) are located. If the Final Closing has previously occurred for any of the other Sites, Seller and Purchaser shall also execute, acknowledge where appropriate, and deliver to the Title Company two (2) counterparts of an Amendment to Permanent Lease (each an “Amendment to Permanent Lease”) and a Memorandum of Amendment to Permanent Lease (each a “Memorandum of Amendment to Permanent Lease”), both in a form reasonably acceptable to Seller and Purchaser, and pursuant to which the Site(s) covered by such Final Closing are added as part of the Property covered by the Permanent Lease, with the effective date of the Permanent Lease as to such newly added Site(s) being the date of such Final Closing. The Title Company shall date each Memorandum of Amendment to Permanent Lease as of the Actual Final Closing Date for such Site(s) and record such Memorandum of Amendment to Permanent Lease in the Real Property Records of the County in which the respective Site(s) are located.

(4) If the Final Closing has not previously occurred for any of the other Sites, the Title Company shall date the Permanent Lease as of the Actual Final Closing Date for such Site(s), attach the applicable Updated Legal Descriptions as Exhibit “A” to the Permanent Lease, and deliver one original counterpart of such Permanent Lease to both Seller and Purchaser. If the Final Closing has previously occurred for any of the other Sites, the Title Company shall date the Amendment to Permanent Lease as of the Actual Final Closing Date for such Site(s), attach the applicable Updated Legal Descriptions as Exhibit “A” to the Amendment to Permanent Lease, and deliver one original counterpart of such Amendment to Permanent Lease to both Seller and Purchaser.

(5) If the Final Closing has occurred for all Sites, then the Title Company shall record one original counterpart of the Release of Memorandum in the Real Property Records of Tarrant, Johnson, Dallas and Ellis Counties, Texas.

(6) The Title Company shall release the Escrowed Funds for the purpose of paying the expenses shown on the settlement statements, including any title premium for the Owner Policies covering the applicable Site(s) to the extent such premium was escrowed as part of the Escrowed Funds (subject to and as applicable pursuant to Section 6(b)(5) above) and the recording fees for the applicable Site(s).

(7) The Title Company shall issue to Purchaser the Owner Policies covering the applicable Site(s) subject only to the exceptions shown on the applicable Updated Title Commitment(s) (subject to and as applicable pursuant to Section 6(b)(5) above). Purchaser may purchase, at its expense, any title insurance coverage in excess of that provided in the Owner Policies by the Title Company.

(8) In the event that Final Closing has occurred for all Sites which have not, as of such date, been included in a Deletion Notice pursuant to Section 7(f) below, and all expenses and prorations for all such remaining Sites have been paid including, without limitation, all recording fees, then the Title Company shall refund any remaining Escrowed Funds to Seller. Notwithstanding anything to the contrary, in the event that the Escrowed Funds are not sufficient to cover all expenses in connection with the Final Closing(s), Seller and Purchaser shall promptly deliver to the Title Company any additional funds necessary for the Final Closing(s) (“Additional Final Closing Expenses”), with Seller and Purchaser each being responsible for the same proportional amount of each type of Additional Final Closing Expenses for which such party was originally responsible at the Preliminary Closing pursuant to this Contract. Seller and Purchaser shall pay to the Title Company such party’s proportionate share of Additional Final Closing Expenses within ten (10) days after such party’s receipt of a written notice from the Title Company setting forth the amount owed.

(9) Upon completion of the Final Closing for each Site, Seller shall deliver to Purchaser possession of such Site, subject to the applicable Permanent Lease.

(d) If the Title Company receives an Objection Notice from Seller or Purchaser prior to the expiration of the Objection Period, then the Title Company shall not take any further action with regard to the Final Closing Actions for the Site(s) affected by such Objection Notice until the earlier of: (x) directed to do so in writing by Seller and Purchaser or (xx) a determination is made by a court of competent jurisdiction that the Final Closing Condition for such affected Site(s) has been satisfied or (xxx) the Outside Final Closing Deadline. If an Objection Notice for any Site is based on a mistake in the Updated Title Commitment or the Updated Deed for such Site, Seller and Buyer hereby agree to work with the Title Company to correct such mistake and to authorize the Title Company to proceed with the Final Closing Actions for such Site promptly after the mistake is corrected.

(e) The “Outside Final Closing Deadline” shall be September 30, 2009; provided, however, Seller shall have the right to extend the Outside Final Closing Deadline for up to two (2) consecutive 30-day periods by providing written notice to Purchaser on or before the Outside Final Closing Deadline, as such may be extended hereunder.

(f) Notwithstanding anything to the contrary, in the event that Seller reasonably determines that, despite Seller’s commercially reasonable best efforts, it will not be able to obtain an approved Plat or otherwise satisfy the Final Closing Condition for one or more Site(s) prior to the Outside Final Closing Deadline, then Seller may elect to delete such Site(s) (each a “Deleted Site” and collectively, the “Deleted Sites”) from the sale by taking the following actions on or before the Outside Final Closing Deadline: (i) providing a written notice (“Deletion Notice”) to Purchaser and the Title Company, which Deletion Notice shall include a detailed description of the reason that Seller was not able to satisfy the Final Closing Condition for such Site(s), and (ii) delivering to the Title Company an amount equal to the product of the number of deleted Sites covered by such Deletion Notice, multiplied by $1,302,857.14 (the “Deletion Repayment”). Notwithstanding anything to the contrary, (i) Seller may delete no more than twelve (12) Sites pursuant to this Section 7(f) or pursuant to any other express provision of this Contract and (ii) as a condition precedent to Seller’s right to delete a Site, Seller must have unconditionally delivered the Deletion Repayment to the Title Company and Title Company must have unconditionally delivered the Deletion Repayment to Purchaser. Promptly following the Title Company’s receipt of a Deletion Notice, the Title Company shall take the following actions (collectively, “Deletion Actions”):

(1) Date each of the applicable Partial Termination(s) of Master Leases and Partial Termination(s) of Subleases as of the date of the Deletion Notice for such Deleted Site(s), and record such documents in the Real Property Records of the proper County in which the respective Deleted Site(s) are located.

(2) Release the Deletion Repayment to Purchaser.

(3) Do not record, but rather, release the applicable Preliminary Deed, back to Seller so that Seller can destroy same, and do not include such Deleted Site(s) in Exhibit “A” to the Permanent Lease.

(4) Re-calculate the prorated taxes and other expenses set forth on the settlement statements issued at the Preliminary Closing, and tender any reimbursements resulting therefrom to the appropriate party.

Notwithstanding anything to the contrary, Seller shall promptly pay any additional amounts owed by Seller as shown on the revised settlement statements as a result of such deletion, and

Purchaser shall in no event be responsible for any additional expenses as a result of such deletion. Following the completion of the Deletion Actions, Purchaser shall have no further right, title or interest in and to the Deleted Site(s). Additionally, Purchaser may retain the portion of any previously paid rent applicable to the period between the Preliminary Closing and the date of such Deletion Notice.

(g) If the Final Closing for a particular Site occurs prior to the Outside Final Closing Deadline, then the closing of the sale and purchase of such Site shall, for all purposes, be deemed to have occurred on the Actual Final Closing Date for such Site.

(h) In the event that, as of the Outside Final Closing Deadline, the Final Closing Condition for any Site has not been satisfied and Seller has not deleted such Site from the conveyance pursuant to Section 7(f) above, then:

(1) The Actual Final Closing Date and the Final Closing of the sale and purchase of such Site shall, for all purposes, be deemed to have occurred on the Outside Final Closing Deadline.

(2) The Title Company shall date the applicable Partial Termination of Master Lease and Partial Termination of Sublease for such Site as of the Outside Final Closing Deadline, and record such documents in the Real Property Records of the proper County in which the Site are located.

(3) The Title Company shall date the applicable Preliminary Deed to be effective as of the Outside Final Closing Deadline for such Site and record such Preliminary Deed in the Real Property Records of the proper County in which the Site is located.

(4) If the Final Closing has not previously occurred for any of the other Sites, the Title Company shall date the Memorandum of Permanent Lease as of the Actual Final Closing Date for such Site(s), attach the applicable Updated Legal Descriptions as Exhibit “A” to such Memorandum of Permanent Lease, and record such Memorandum of Permanent Lease in the Real Property Records of the proper County in which the respective Site(s) are located. If the Final Closing has previously occurred for any of the other Sites, Seller and Purchaser shall also execute, acknowledge where appropriate, and deliver to the Title Company two (2) counterparts of an Amendment to Permanent Lease and a Memorandum of Amendment to Permanent Lease, both in a form reasonably acceptable to Seller and Purchaser, and pursuant to which the Site(s) covered by such Final Closing are added as part of the Property covered by the Permanent Lease, with the effective date of the Permanent Lease as to such newly added Site(s) being the date of such Final Closing. The Title Company shall date each Memorandum of Amendment to Permanent Lease as of the Actual Final Closing Date for such Site(s) and record such Memorandum of Amendment to Permanent Lease in the Real Property Records of the County in which the respective Site(s) are located.

(5) If the Final Closing has occurred for all Sites, then the Title Company shall record one original counterpart of the Release of Memorandum in the Real Property Records of Tarrant, Johnson, Dallas and Ellis Counties, Texas.

(6) If the Final Closing has not previously occurred for any of the other Sites, the Title Company shall date the Permanent Lease as of the Actual Final Closing Date for such Site(s), attach the applicable Updated Legal Descriptions as Exhibit “A” to the Permanent Lease, and deliver one original counterpart of such Permanent Lease to both Seller and Purchaser. If the Final Closing has previously occurred for any of the other Sites, the Title Company shall date the Amendment to Permanent Lease as of the Actual Final Closing Date for such Site(s), attach the applicable Updated Legal Descriptions as Exhibit “A” to the Amendment to Permanent Lease, and deliver one original counterpart of such Amendment to Permanent Lease to both Seller and Purchaser.

(7) The Title Company shall issue an Updated Title Commitment for such Site (provided that such Updated Title Commitment shall use the Preliminary Legal Description for such Site if an Updated Legal Description for such Site is not available).

(8) The Title Company shall release the Escrowed Funds for the purpose of paying the expenses for such Site shown on the settlement statements, including the title premium for the Owner Policy for such Site to the extent such premium was escrowed as part of the Escrowed Funds (subject to and as applicable pursuant to Section 6(b)(5) above).

(9) The Title Company shall issue to Purchaser the Owner Policy for such Site subject only to the exceptions shown on Updated Title Commitment for such Site (subject to and as applicable pursuant to Section 6(b)(5) above).

(10) Seller shall be solely liable for any violations of state law or local ordinances related to the conveyance of such Site prior to Platting, and shall indemnify Purchaser for any claims or damages related thereto.

(i) If any Required Removal Matters appear on the Updated Title Commitment at the Final Closing of a Site, Seller shall cause such to be paid in full and released at such Final Closing; provided, however, that if such Required Removal Matter was not created by or as a result of an action or omission of Seller or any affiliate of Seller, Seller shall have the option to delete such Site from the sale pursuant to Section 7(f) above.

(j) The provisions of this Section 7 shall survive the Preliminary Closing and the Final Closing.

Section 8. Platting; Final Closing Condition.

(a) Seller and Purchaser agree and acknowledge that, following the Preliminary Closing Date, Seller shall use its commercially reasonable best efforts to plat as a separate lot each of the Sites that are part of a larger tract and which are, prior to conveyance, required to be platted as a separate lot pursuant to Texas law or applicable local ordinance (each a “Plat” and collectively, the “Platting”). Approval of the Plat for each Site by the appropriate city board or supervisor of the city in which such Site is located and recordation of such Plat in the Real Property Records of the County in which such Site is located shall be a condition precedent to Final Closing (the “Final Closing Condition”) for such Site; provided, however, that the Final

Closing Condition shall be deemed to have been satisfied as of the Preliminary Closing for any Site that is not, prior to conveyance, required to be platted as a separate lot pursuant to Texas law or applicable local ordinance.

(b) Between the Preliminary Closing and the Final Closing for each Site, the Preliminary Deed for such Site is to be held in escrow by the Title Company and not recorded.

(c) During the period between the Preliminary Closing and the Final Closing of each Site, Seller and Purchaser agree to reasonably cooperate with one another regarding the Platting process and generally with regard to each Site, including, without limitation, executing and/or approving any applications, Plats, easements, dedications, permits, waivers or other documents which may be requested by a governmental entity, common carrier or utility provider or which may be necessary or desirable to accomplish the Platting or in connection with Seller’s or Tenant’s planned or actual operations on or use of such Site (collectively, “Approved Actions”). Notwithstanding anything to the contrary, between the Preliminary Closing and the Final Closing of each Site, Seller shall have the right to revise the orientation, size and exact legal description of any Site if necessary in connection with Platting (provided that no Site may be less than 3 acres in size) or to ensure that such Site is permittable as a drill site by delivering written notice to Purchaser and the Title Company, and to take any Approved Actions with regard to such Site (including, without limitation, the right to execute, as the sole record title holder and owner of such Site, any Plats or any documents (excluding documents creating liens or monetary obligations) related to an Approved Action), and all resulting Encumbrances to a Site shall be deemed “New Permitted Encumbrances”. In the event that any third party requires or requests Purchaser’s execution and/or written approval of any Plat, easement, dedication, permit, waiver or other document in connection with an Approved Action, Purchaser shall execute such document and/or provide a written approval and return such to Seller within fifteen (15) days after Purchaser’s receipt of a written request therefor from Seller. Without limiting the generality of the foregoing, any Encumbrance that is listed or shown on the Plat or the final Survey for a Site shall also be deemed a New Permitted Encumbrance; provided, however, that in no event shall a Required Removal Matter be a New Permitted Encumbrance. Additionally, during the period between the Preliminary Closing and the Final Closing of the Sites, Seller and Tenant may undertake any construction or demolition on such Sites and shall have the full right to use the Property in any manner allowed by the Permanent Lease.

(d) Prior to the Final Closing for any Site, Purchaser shall not assign the Interim Master Lease or encumber any Site (or Purchaser’s interest in any Site) without Seller’s prior written approval.

(e) Seller shall be responsible for the cost of the Platting.

(f) The provisions of this Section 8 shall survive the Preliminary Closing and the Final Closing.

Section 9. Brokers and Originators.

(a) Seller and Purchaser represent and warrant to each other that neither party has engaged any agent, broker, or other similar party who may be entitled to file a lien against the Property under Chapter 62 of the Texas Property Code in connection with this transaction. Each party shall indemnify and hold the other harmless from the claims of any agent, broker, or other similar party who may be entitled to file a lien against the Property under Chapter 62 of the Texas Property Code claiming by, through, or under the indemnifying party.

(b) Purchaser has been and is advised that it should have the abstract covering the Property examined by an attorney of its selection or that it should be furnished with a policy of title insurance. By signing this Contract, Purchaser acknowledges that it has been so advised in compliance with The Texas Real Estate License Act.

(c) If and only if the Preliminary Closing and funding of the Purchase Price occurs, Purchaser shall pay an origination fee to The Rebkee Company pursuant to a separate written agreement; provided, however, Seller shall credit Purchaser at the Preliminary Closing for the full amount of the origination fee paid by Purchaser up to a maximum amount of one percent (1%) of the Purchase Price. If the Preliminary Closing and funding of the Purchase Price does not occur for any reason whatever, The Rebkee Company will not be entitled to any portion of the Earnest Money or any other compensation.

Section 10. Notices.

(a) Any notice under this Contract must be written. Notices must be either (i) hand-delivered to the address set forth below for the recipient; or (ii) placed in the United States certified mail, return receipt requested, addressed to the recipient as specified below; or (iii) deposited with an overnight delivery service, addressed to the recipient as specified below; or (iv) telecopied by facsimile transmission to the party at the telecopy number listed below, provided that the transmission is followed with a copy sent by overnight delivery to the address specified below. Any notice is effective three (3) days following deposit with the U.S. Postal Service, the day following deposit with the overnight delivery service, or the day on which a successful facsimile transmission occurs, as applicable; all other notices are effective upon receipt.

(b) Seller’s address for all purposes under this Contract is:

Chesapeake Land Development Company, L.L.C.
Attn: Chip Keating
6100 N. Western Avenue
Oklahoma City, Oklahoma 73118
Telephone:	(405) 935-8478
Telecopy:	(405) 879-1457
Email:	chip.keating@chk.com

with a copy to:

Kelly Hart & Hallman LLP
Attn: Chad Key
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Telephone:	(817) 878-3555
Telecopy:	(817) 878-9755
Email:	chad.key@khh.com

(c) Purchaser’s address for all purposes under this Contract is:

Apple Nine Ventures, Inc.
Attn: David McKenney
814 East Main Street
Richmond, Virginia 23219
Telephone:	(804) 344-8121
Telecopy:	(804) 344-8129
Email:	dmckenny@applereit.com

with a copy to:

Apple Nine Ventures, Inc.
Attn:	David Buckley
814 East Main Street
Richmond, Virginia 23219
Telephone:	(804) 344-8121
Telecopy:	(804) 344-8129
Email:	dbuckley@applereit.com

(d) The Title Company’s address for all purposes under this Contract is:

Chicago Title Company
Attn:	David Long
5501 LBJ Freeway, Suite 200
Dallas, Texas 75240
Telephone:	(214) 570-0200
Telecopy:	(214) 570-0210
Email:	david.long@cttdallas.com

(e) Either party may designate another address for this Contract by giving the other party at least five (5) business days’ advance notice of its address change. A party’s attorney may send notices on behalf of that party, but a notice is not effective against a party if sent only to that party’s attorney.

Section 11. Entire Agreement. This Contract (including its exhibits) contains the entire agreement between Seller and Purchaser. Oral statements or prior written matter not specifically incorporated into this Contract has no force and effect. No variation, modification, or change to this Contract binds either party unless set forth in a document signed by the parties or their duly authorized agents, officers, or representatives.

Section 12. Seller’s Representations and Warranties.

(a) Seller hereby represents and warrants to Purchaser, which representations and warranties shall be deemed made by Seller to Purchaser as of the Effective Date and also as of the Preliminary Closing Date, that to Seller’s current actual knowledge:

(1) This Contract and all documents to be executed and delivered by Seller at the Preliminary Closing or the Final Closing are – and at the Preliminary Closing or Final Closing (as applicable) will be – duly authorized, executed, and delivered, and are – and at the Preliminary Closing or the Final Closing (as applicable) will be – legal, valid, and binding obligations of Seller.

(2) Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

(3) Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract and this Contract is hereby binding and enforceable against Seller. Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or the Property.

(4) No party has any right or option to acquire the Property or any portion thereof, other than Purchaser.

(b) Whenever the phrases “to Seller’s current actual knowledge” or “to the best of Seller’s knowledge” or any similar phrase is used herein, such phrases shall be deemed to mean the present, actual knowledge (as opposed to the imputed or constructive knowledge), without inquiry or investigation, of such fact or condition by Anthony F. Keating III (“Seller’s Representative”), and any reference to Seller’s receipt of notice shall mean the receipt of notice by Seller’s Representative. The representations and warranties contained in Section 12(a) are the representations and warranties of Seller and in no event or circumstances will be construed as either the individual representations and warranties of Seller’s Representative or to create any individual liability for Seller’s Representative.

(c) It shall be a condition precedent to Purchaser’s obligations hereunder that as of the date of Preliminary Closing, all of Seller’s representations and warranties set forth in Section 12(a) shall be true and correct in all material respects. If the representations and warranties of Seller which to Seller’s actual knowledge were true and correct when made are not true and correct in all material respects on the date of Preliminary Closing, and such change is not directly attributable to Seller’s actions or conscious failure to act, then Purchaser may, as its sole and exclusive remedies, elect either (i) to waive such condition and proceed to Preliminary Closing or, (b) to terminate this Contract by notice in writing to Seller and receive back the Earnest Money whereupon neither Seller nor Purchaser thereafter shall have any further right or obligation under this Contract unless expressly provided otherwise in this Contract.

(d) Subject to the provisions of Section 12(e), the representations and warranties of Seller made in Section 12(a) shall survive the Preliminary Closing and the Final Closing. Purchaser shall have the right to bring an action against the Seller on the breach of an express representation or warranty hereunder, but only on the following conditions: (i) Purchaser first learns of the breach after the Preliminary Closing, (ii) Purchaser’s sole and exclusive remedy in such event shall be an action for actual damages and Purchaser shall not have any right to terminate this Contract or claim to rescind the purchase of the Property by reason of any such breach. Furthermore, Purchaser agrees that except as provided in Section 7(b) above, Seller’s liability, however and whenever arising, whether based on or through, directly or indirectly, in whole or in part, any default, failure, breach, agreement, representation, warranty, covenant, or indemnification provided herein, at law or in equity, or any other claim or basis arising under this Contract or with respect to the Property, shall not exceed, in the aggregate, the product of (i) the number of Sites affected by such breach or default, multiplied by (ii) $1,302,857.14. The provisions of this Section 12(d) shall survive the Preliminary Closing and the Final Closing.

(e) Notwithstanding anything to the contrary, if any representation or warranty set forth herein is actually (as opposed to constructively) known by Purchaser prior to the Preliminary Closing to be untrue and is not remedied by Seller prior to the Preliminary Closing, Purchaser may as Purchaser’s sole and exclusive remedies, elect either (i) to terminate this Contract by notice in writing to Seller and receive back the Earnest Money whereupon neither Seller nor Purchaser thereafter shall have any further right or obligation under this Contract unless expressly provided otherwise in this Contract, or (ii) to waive such matters and proceed to the Preliminary Closing, in which event any claim that there has been a breach of such representation or warranty shall be deemed forever waived by Purchaser and such representation and warranty shall not survive the Preliminary Closing.

Section 13. Assigns. This Contract inures to the benefit of and binds the parties and their respective legal representatives, successors, and permitted assigns. Purchaser may not assign its rights or obligations under this Contract without Seller’s prior written consent, which Seller may withhold in its sole discretion. Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Contract at the Preliminary Closing to any affiliate of Purchaser who controls, is controlled by, or is under common control with Purchaser collectively, a (“Permitted Assignee”). For any assignment by Purchaser of its rights and obligations to be effective, the Permitted Assignee must expressly assume all of Purchaser’s rights and obligations, and such assignment and assumption must be in writing, in form and substance reasonably satisfactory to Seller, and fully executed by Purchaser, permitted assignee, and Seller (for the sole purpose of evidencing Seller’s consent as and to the extent provided above). If Purchaser assigns its rights and obligations under this Contract in accordance with this Section, Purchaser will nevertheless remain liable for the performance of all covenants and obligations of Purchaser under this Contract which arise prior to the date of such assignment and all actions or omissions of Purchaser prior to the date of such assignment.

Section 14. Time of the Essence. Time is of the essence in this Contract. Whenever a date specified in this Contract falls on a Saturday, Sunday, or federal holiday, the date will be extended to the next business day. The term “business day” shall mean any day other than a Saturday, Sunday, or a federal holiday.

Section 15. Destruction, Damage, or Taking Before the Preliminary Closing. Before the Preliminary Closing, Seller bears the risk of loss with regard to the Property. If, before the Preliminary Closing, any substantial portion of the Property is destroyed or damaged, or becomes subject to a taking by eminent domain, Purchaser or Seller shall have the right to either (i) terminate this Contract upon written notice to the other party, in which event Purchaser shall receive a refund of the Earnest Money, and neither Seller nor Purchaser thereafter shall have any further right or obligation under this Contract unless expressly provided otherwise in this Contract; or (ii) proceed with the Preliminary Closing of the Property with no offset or adjustment to the Purchase Price.

Section 16. AS-IS Sale. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 12 OR ANY DOCUMENT DELIVERED BY SELLER AT THE PRELIMINARY CLOSING OR THE FINAL CLOSING, SELLER HAS NOT MADE, DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESSED OR IMPLIED, OR ARISING BY OPERATION OF LAW INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO THE MERCHANTABILITY, HABITABILITY, QUANTITY OR QUALITY OF THE PROPERTY OR ITS SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. PURCHASER AFFIRMS THAT AS OF THE EXPIRATION OF THE FEASIBILITY PERIOD, IT WILL HAVE: (i) INVESTIGATED AND INSPECTED THE PROPERTY AND BECOME FAMILIAR AND SATISFIED WITH THE PHYSICAL CONDITION OF THE PROPERTY; AND (ii) MADE ITS OWN DETERMINATION AS TO THE MERCHANTABILITY, QUANTITY, QUALITY, AND CONDITION OF THE PROPERTY AND THE PROPERTY’S SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. PURCHASER HEREBY ACCEPTS THE PROPERTY IN ITS PRESENT CONDITION ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE PRELIMINARY CLOSING AND FINAL CLOSING.

Section 17. Tax-Deferred Exchange Under I.R.C. § 1031. Seller may restructure the sale of the Property as a “deferred” like-kind exchange under Internal Revenue Code § 1031, as amended. Purchaser agrees to cooperate with Seller to permit Seller to accomplish the tax-deferred exchange, but at no additional expense or liability to Purchaser for the tax-deferred exchange, and with no delay in the Preliminary Closing. Purchaser’s cooperation will include, without limitation, executing such supplemental documents as Seller may reasonably request including, without limitation, a consent to an assignment of Seller’s rights under this Contract to an intermediary.

Section 18. Terminology. The captions beside the section numbers of this Contract are for reference only and do not modify or affect this Contract. Whenever required by the context, any gender includes any other gender, the singular includes the plural, and the plural includes the singular. The term “including,” and compounds of the word “include,” when preceding a list shall be deemed to mean “including without limitation.”

Section 19. Governing Law. This Contract is governed by and must be construed in accordance with Texas law.

Section 20. Performance of Contract. The obligations under this Contract are performable in Tarrant County, Texas, and any payments under this Contract are to be made in Tarrant County, Texas.

Section 21. Venue. The parties consent that venue of any action brought under this Contract will be in Tarrant County, Texas, provided that venue is proper in such County.

Section 22. Severability. If any provision in this Contract is found to be invalid, illegal, or unenforceable, its invalidity, illegality, or unenforceability will not affect any other provision, and this Contract must be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

Section 23. Rule of Construction. Each party and its counsel have reviewed and revised this Contract. The parties agree that the rule of construction that any ambiguities are to be resolved against the drafting party must not be employed to interpret this Contract or its amendments or exhibits.

Section 24. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret this Contract, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This Section shall survive the Preliminary Closing and the Final Closing or termination of this Contract.

Section 25. Independent Contract Consideration. Notwithstanding anything to the contrary, as consideration for holding the Property available for purchase during the Feasibility Period, Seller shall retain $100.00 of the Earnest Money (“Independent Contract Consideration”) even if the Earnest Money is delivered to Purchaser upon a termination of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Contract, is nonrefundable, does apply to the Purchase Price, and is fully earned and shall be delivered to Seller upon any termination of this Contract notwithstanding any other provision of this Contract.

Section 26. Amendment. Except as provided above with respect to the automatically substituted Exhibit “A” Property description, this Contract may not be modified or amended, except by an agreement in writing signed by both Seller and Purchaser.

Section 27. Counterparts. This Contract may be executed in two or more separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures on counterparts of this Contract that are transmitted by fax or by electronic mail shall be deemed effective for all purposes.

Section 28. Waiver of Consumer Rights. Purchaser, after consultation with an attorney of its own selection (which counsel was not directly or indirectly identified, suggested or selected by Seller or any agent of Seller) hereby voluntarily waives its rights under the Deceptive Trade Practices - Consumer Protection Act (Section 17.41, et seq., Texas Business and Commerce Code), a law that gives consumers special rights and protections. Purchaser hereby acknowledges to Seller that Purchaser and Seller are not in a significantly disparate bargaining position. Provided, however, no such waiver shall constitute a waiver of any other rights of Purchaser that are contained in this Contract.

Section 29. Notice Regarding Possible Annexation. If the Property that is the subject of this Contract is located outside the limits of a municipality, the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.

Section 30. Notice Regarding Possible Liability for Additional Taxes. If for the current ad valorem tax year the taxable value of the Property that is the subject of this Contract is determined by a special appraisal method that allows for appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in use of the land. The taxable value of the land and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the land is located.

Section 31. Notice Regarding Property Located in a Certificated Service Area of a Utility Service Provider. Notice required by Section 13.257, Texas Water Code in the event that any portion of the Property is located within a certificated service area of a utility service provider: A portion of the Property that you are about to purchase may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If a portion of the Property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to the Property. You are advised to determine if the property is in a certificated area and to contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to the Property.

Section 32. Confidentiality. Purchaser covenants that it will not, until the Preliminary Closing, disclose the existence of this Contract, any of its terms including, without limitation, the Purchase Price, or the status of any negotiations related to this transaction, to any person, except on a strictly confidential basis to any of its Receiving Party Representatives who are directly involved with Purchaser’s obligations under this Contract or are necessary to Purchaser’s evaluation of the Property. For purposes of this Section, a party’s “Receiving Party

Representatives” consist of the Title Company, surveyors, such party’s agents, lenders, attorneys and contractors, and such party’s affiliates and their respective directors, officers, employees and advisors. Prior to the Preliminary Closing, Seller and Purchaser each agree that they will not make, and will use their best efforts to ensure that their respective Receiving Party Representatives do not make, any public announcement or press release regarding this Contract, the terms hereof or the transactions contemplated by this Contract, without the prior written consent of the other party, which consent may be withheld in such party’s sole and absolute discretion. This Section shall survive any termination of this Contract for a period of six (6) months and, notwithstanding anything to the contrary, in the event of a breach of this Section, the parties shall have the right to pursue any remedies that may be available at law or in equity, including injunctive relief or a suit for damages.

[Signatures on following page]

EXECUTED to be effective as of the Effective Date.

SELLER

Chesapeake Land Development Company, L.L.C.,
an Oklahoma limited liability company

By:	/s/ Henry J. Hood
Henry J. Hood, Senior Vice President –
Land & Legal and General Counsel

Date:	January 21, 2009

PURCHASER

Apple Nine Ventures, Inc., a Virginia corporation

By:	Apple REIT Nine, Inc.
(parent company of Apple Nine Ventures, Inc.)

By:	/s/ Glade M. Knight
Name:	Glade M. Knight
Title:	Chief Executive Officer

Date:	January 21, 2009

Signature Page